EXHIBIT 21.1

                  Subsidiaries of FullNet Communications, Inc.



 Name                               State of Incorporation
 ----                               ----------------------


 FullNet, Inc.                           Oklahoma
 FullTel, Inc.                           Oklahoma
 FullSolutions, Inc.                     Oklahoma
 *Full Web, Inc.                         Oklahoma

 * A wholly owned subsidiary of FullSolutions, Inc.

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